Exhibit 4.3

FIRST AMENDMENT TO WARRANT AGENCY AGREEMENT

THIS FIRST AMENDMENT TO WARRANT AGENCY AGREEMENT made as of December 31, 2015 (this “Amendment”), amends that certain Warrant Agency Agreement, dated June 19, 2015 (the “Warrant Agency Agreement”), between Provectus Biopharmaceuticals, Inc., a Delaware corporation, with offices at 7327 Oak Ridge Highway, Suite A, Knoxville, Tennessee 37931 (the “Company”), and Broadridge Corporate Issuer Solutions, Inc., with offices at 1717 Arch Street, Suite 1300, Philadelphia, Pennsylvania 19103 (the “Warrant Agent”). Capitalized terms that are used and not defined in this Amendment shall have the meanings assigned to them in the Warrant Agency Agreement.

WHEREAS, the Company is engaged in a tender offer (the “Tender Offer”) to promote the early exercise of certain of the Company’s outstanding warrants that were issued to investors in connection with various private placement transactions between March 11, 2011 and November 1, 2015 with exercise prices between $1.00 and $3.00 per share (the “Existing Warrants”);

WHEREAS, the Tender Offer, which, as defined by the documents relating to the Tender Offer, is the period from December 31, 2015, until February 15, 2015 at 4:00 P.M. Eastern Time, unless earlier withdrawn or otherwise extended by the Company (the “Offer Period”), so that each Existing Warrant holder who tenders an Existing Warrant for early exercise may exercise such Existing Warrant at a discount to the applicable strike price of $0.75, and will receive, in addition to the shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), purchased upon exercise of such Existing Warrant, a new warrant expiring June 19, 2020 to purchase the same number of shares of Common Stock at an exercise price of $0.85 per share (the “Replacement Warrants”);

WHEREAS, on June 19, 2015, the Company engaged the Warrant Agent to act on behalf of the Company in connection with the issuance, registration, transfer, exchange, redemption and exercise of 17,500,000 warrants issued to investors in connection with the Company’s public offering pursuant to that certain Registration Statement, No. 333-182476 on Form S-3 (the “2015 Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”), which warrants were the subject of the Warrant Agency Agreement (the “Public Warrants and, together with the Replacement Warrants, the “Warrants”);

WHEREAS, as a result of the Tender Offer, the Company may issue and deliver Replacement Warrants to purchase up to 59,861,601 shares of Common Stock to those Existing Warrant holders who tender their Existing Warrants for early exercise during the Offer Period (the “2016 Warrant Shares”), pursuant to a certain Registration Statement on Form S-4 (the “2016 Registration Statement”), to be filed with the Commission;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Replacement Warrants in addition to the Public Warrants;

WHEREAS, Section 9.8 of the Warrant Agency Agreement provides that the Warrant Agency Agreement may be amended by the parties thereto without the consent of any registered Warrant holder for the purpose of adding or changing any provisions with respect to matters arising under the Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the holders of the Public Warrants; and

WHEREAS, the parties desire to amend the Warrant Agency Agreement to expand the scope of the Warrant Agent’s appointment to include the Replacement Warrants, in addition to the Public Warrants, and the parties deem that such amendment does not adversely affect the interest holders of the Public Warrants.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, and intending to be legally bound hereby, the Company and the Warrant Agent hereby agree as follows:

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1. Definition of “Warrants” to Include Replacement Warrants. The term “Warrants” as used in the Warrant Agency Agreement shall be deemed to include the Public Warrants and the Replacement Warrants.

2. Definition of “Warrant Shares” to Include 2016 Warrant Shares. The term “Warrant Shares” as used in the Warrant Agency Agreement shall be deemed to include the Warrant Shares (as defined in the Warrant Agency Agreement), registered with the Commission pursuant to the 2015 Registration Statement, and the 2016 Warrant Shares, registered with the Commission pursuant to the 2016 Registration Statement.

3. Amendment to Section 3.2. Section 3.2 of the Warrant Agency Agreement shall be deleted in its entirety and replaced with the following:

3.2 Duration of Warrants. A Public Warrant may be exercised only during the period commencing on June 19, 2015, and terminating at 5:00 P.M., Philadelphia, Pennsylvania time on June 19, 2020 (the “Public Warrant Expiration Date”). A Replacement Warrant may be exercised only during the period commencing on the date of issuance of the Replacement Warrant, and terminating at 4:00 p.m., Philadelphia, Pennsylvania time on June 19, 2020 (the “Replacement Warrant Expiration Date” and together with the Public Warrant Expiration Date, the “Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Agency Agreement shall cease at the close of business on the Expiration Date. “Issuance Date” shall mean, with respect to the Public Warrants, June 19, 2015, and with respect to the Replacement Warrants, the date such Replacement Warrant was issued. “Exercise Period” shall mean, with respect to the Public Warrants, the period commencing on June 19, 2015, and terminating on the Public Warrant Expiration Date, and with respect to the Replacement Warrants, the period commencing on the date such Replacement Warrant was issued, and terminating on the Replacement Warrant Expiration Date.

4. Binding Effect. Except to the extent expressly provided herein, the Warrant Agency Agreement shall remain in full force and effect in accordance with its terms. This Amendment shall be governed by and construed as one with the Warrant Agency Agreement, and the Warrant Agency Agreement shall be read and construed so as to incorporate this Amendment.

5. Governing Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenience forum. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 9.2 of the Warrant Agency Agreement. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

6. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows.]

IN WITNESS WHEREOF, this First Amendment to Warrant Agreement has been duly executed by the parties hereto as of the day and year first above written.

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Peter R. Culpepper
Name:	Peter R. Culpepper
Its:	Chief Financial Officer, Chief Operating Officer and Chief Administrative Officer

BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC.

By:	/s/ Robert Schifellite
Name:	Robert Schifellite
Its:	President, Investor Communication Solutions

Signature Page to First Amendment to Warrant Agency Agreement